Exhibit 99.1

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: David Mordy Phone 713.207.6500

For Immediate Release	Page 1 of 4

CenterPoint Energy and subsidiary announce non-cash impairment charges related to Midstream Investments

HOUSTON, Nov. 5, 2015 – CenterPoint Energy, Inc. (NYSE: CNP) and its subsidiary, CenterPoint Energy Resources Corp. (CERC), announced today that the 2015 third quarter earnings reflect impairments totaling $862 million related to the 55.4 percent equity investment in Enable Midstream Partners, LP. The non-cash charges include an impairment of CenterPoint Energy’s and CERC’s equity investment in Enable Midstream of $250 million ($156 million after-tax) and its share, $612 million ($381 million after-tax), of the goodwill and long-lived asset impairment charges of approximately $1.1 billion that Enable Midstream reported for the third quarter 2015. The non-cash impairment charges will not affect CenterPoint Energy’s or CERC’s liquidity, cash flows or compliance with debt covenants.

CenterPoint Energy reported a net loss of $391 million dollars, or a loss of $0.91 per diluted share, for the third quarter of 2015. Excluding the impairment charges, third quarter 2015 net income would have been $146 million or $0.34 per diluted share compared with $143 million or $0.33 per diluted share in the same quarter last year. On a guidance basis, third quarter 2015 earnings would have been $0.34 per diluted share, consisting of $0.24 from utility operations and $0.10 from midstream investments. Additional details on third quarter 2015 earnings may be found in CenterPoint Energy’s Nov. 5, 2015, earnings news release.

“While the impairments reduce our reported third quarter results, we are revising earnings guidance from our original range of $1.00 to $1.10 to $1.05 to $1.10 per diluted share. We also continue to target 4 to 6 percent earnings growth through 2018,” said William D. Rogers, executive vice president and chief financial officer of CenterPoint Energy. “Additionally, we continue to believe in the long-term prospects of our midstream investment and we remain focused on providing governance that enhances their performance.”

CenterPoint Energy and CERC evaluate equity method investments for impairment when factors indicate that a decrease in the value of its investment has occurred and the carrying amount of its investment may not be recoverable. An impairment loss, based on the excess of the carrying value over estimated fair value of the investment, is recognized in earnings when an impairment is deemed to be other than temporary. Considerable judgment is used in determining if an impairment loss is other than temporary and the amount of any impairment. Based on the sustained low Enable Midstream common unit price and further declines in such price during the three months ended Sept. 30, 2015, as well as the market outlook for continued depressed crude oil and natural gas prices impacting the midstream oil and gas industry, CenterPoint Energy and

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CERC determined in connection with preparation of financial statements for the three months ended Sept. 30, 2015, that an other than temporary decrease in the value of the investment in Enable Midstream had occurred. CenterPoint Energy and CERC wrote down the value of the investment in Enable Midstream to its estimated fair value of $3.6 billion.

Both the income approach and market approach were utilized to estimate the fair value of CenterPoint Energy’s and CERC’s total investment in Enable Midstream, which includes the limited partner common and subordinated units, general partner interest and incentive distribution rights held by CenterPoint Energy and CERC. The determination of fair value considered a number of relevant factors including Enable Midstream’s common unit price and forecasted results, recent comparable transactions and the limited float of Enable Midstream’s publicly traded common units.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 55.4 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 7,400 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the website at www.CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future earnings, and future financial performance and results of operations, including, but not limited to earnings guidance, targeted dividend growth rate and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include (1) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s businesses (including the businesses of Enable Midstream Partners (Enable Midstream)), including, among others, energy deregulation or re-regulation, pipeline integrity and safety, health care reform, financial reform, tax legislation, and actions regarding the rates charged by CenterPoint Energy’s regulated businesses; (2) state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change; (3) recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable, (4) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment; (5) the timing and outcome of any audits, disputes or other proceedings related to taxes; (6) problems with construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates; (7) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns; (8) the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, and the effects of geographic and seasonal commodity price differentials, and the impact of commodity changes on producer related activities; (9) weather variations and other natural phenomena, including the impact on operations and capital from severe weather events; (10) any direct or indirect effects on CenterPoint Energy’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt its businesses or the businesses of third parties, or other catastrophic events; (11) the impact of unplanned facility outages; (12) timely and appropriate regulatory actions allowing securitization or other recovery of costs associated with any future hurricanes or natural disasters; (13) changes in interest rates or rates of inflation; (14) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of its financing and refinancing efforts, including availability of funds in the debt capital markets; (15) actions by credit rating agencies; (16) effectiveness of CenterPoint Energy’s risk

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management activities; (17) inability of various counterparties to meet their obligations; (18) non-payment for services due to financial distress of CenterPoint Energy’s customers; (19) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc.), a wholly owned subsidiary of NRG Energy, Inc., and its subsidiaries to satisfy their obligations to CenterPoint Energy and its subsidiaries; (20) the ability of retail electric providers, and particularly the largest customers of the TDU, to satisfy their obligations to CenterPoint Energy and its subsidiaries; (21) the outcome of litigation; (22) CenterPoint Energy’s ability to control costs, invest planned capital, or execute growth projects; (23) the investment performance of pension and postretirement benefit plans; (24) potential business strategies, including restructurings, joint ventures, and acquisitions or dispositions of assets or businesses, for which no assurance can be given that they will be completed or will provide the anticipated benefits to CenterPoint Energy; (25) acquisition and merger activities involving CenterPoint Energy or its competitors; (26) the ability to recruit, effectively transition and retain management and key employees and maintain good labor relations; (27) future economic conditions in regional and national markets and their effects on sales, prices and costs; (28) the performance of Enable Midstream, the amount of cash distributions CenterPoint Energy receives from Enable Midstream, and the value of its interest in Enable Midstream, and factors that may have a material impact on such performance, cash distributions and value, including certain of the factors specified above and: (A) the integration of the operations of the businesses contributed to Enable Midstream; (B) the achievement of anticipated operational and commercial synergies and expected growth opportunities, and the successful implementation of Enable Midstream’s business plan; (C) competitive conditions in the midstream industry, and actions taken by Enable Midstream’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable Midstream; (D) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable Midstream, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream’s interstate pipelines; (E) the demand for crude oil, natural gas, NGLs and transportation and storage services; (F) changes in tax status; (G) access to growth capital; and (H) the availability and prices of raw materials for current and future construction projects; (29) effective tax rate; (30) the effect of changes in and application of accounting standards and pronouncements; (31) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, June 30, 2015, and September 30, 2015, and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures

In addition to presenting its financial results in accordance with generally accepted accounting principles (GAAP), CenterPoint Energy also provides guidance based on adjusted diluted earnings per share, and adjusted net income to reflect the impact of the impairments, which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable GAAP financial measure. A reconciliation of net income and diluted earnings per share to the basis used in providing 2015 guidance and net income, adjusted for the impairment, is provided in this news release.

Management evaluates financial performance in part based on adjusted diluted earnings per share and believes that presenting this non-GAAP financial measure enhances an investor’s understanding of CenterPoint Energy’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods by excluding items that management does not believe most accurately reflect its fundamental business performance, which items include the items reflected in the reconciliation table of this news release. This non-GAAP financial measure should be considered as a supplement and complement to, and not as a substitute for, or superior to, the most directly comparable GAAP financial measure and may be different than non-GAAP financial measures used by other companies.

CenterPoint Energy, Inc. and Subsidiaries

Reconciliation of Net Income and diluted EPS to the basis used in providing 2015 annual earnings guidance

	Quarter Ended		Nine Months Ended
	September 30, 2015		September 30, 2015
	Net Income (in millions)	EPS	Net Income (in millions)	EPS

Consolidated as reported	$(391)	$(0.91)	$(183)	$(0.43)
Midstream Investments	495	1.15	435	1.01

Utility Operations (1)	104	0.24	252	0.58

Loss on impairment of Midstream Investments:
CenterPoint’s impairment of its investment in Enable	156	0.36	156	0.36
CenterPoint’s share of Enable’s impairment of its goodwill and long-lived assets	381	0.89	381	0.89

Total loss on impairment	537	1.25	537	1.25

Midstream Investments excluding loss on impairment	$42	$0.10	$102	$0.24

Consolidated excluding loss on impairment	$146	$0.34	$354	$0.82

Timing effects impacting CES(2):
Mark-to-market (gain) losses	(3)	(0.01)	(2)	(0.01)

ZENS-related mark-to-market (gains) losses:
Marketable securities (3)	87	0.20	47	0.11
Indexed debt securities (4)	(84)	(0.19)	(40)	(0.09)

Utility operations earnings on an adjusted guidance basis	$104	$0.24	$257	$0.59

Per the basis used in providing 2015 earnings guidance:
Utility Operations on a guidance basis	$104	$0.24	$257	$0.59
Midstream Investments excluding loss on impairment	42	0.10	102	0.24

2015 Consolidated on guidance basis	$146	$0.34	$359	$0.83

(1)	CenterPoint earnings excluding Midstream Investments
(2)	Energy Services segment
(3)	Time Warner Inc., Time Warner Cable Inc., Time Inc. and AOL Inc.
(4)	Nine months ended results include amount associated with Verizon tender offer for AOL, Inc common stock